Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333 - 266370 and 333 - 278985 on Form S - 3 and Registration Statement No. 333 - 260255 on Form S - 8 of our report dated May 30, 2024, relating to the financial statements of Reservoir Media, Inc., appearing in the Annual Report on Form 10 - K of Reservoir Media, Inc., for the year ended March 31, 2024.

/s/ Deloitte & Touche LLP
New York, NY
May 30, 2024